Filed Pursuant to Rule 424(b)(3)
Registration Statement File Numbers
333-179292 and 333-179292-01

Sequoia Mortgage Funding Corporation

Sequoia Residential Funding, Inc.

(Depositors)

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS INFORMATION IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Depositors have filed a registration statement with the Securities and Exchange Commission. This information does not constitute an offer to sell or a solicitation of an offer to buy nor will there be any sale of securities other than by means of a prospectus satisfying the requirements of the Securities Act of 1933.

RWT Holdings, Inc. and Redwood Trust, Inc., affiliates of Sequoia Mortgage Funding Corporation and Sequoia Residential Funding, Inc., entered into an arrangement, dated October 19, 2012, with Barclays Capital Inc. in contemplation of a mortgage-backed securities transaction that would be sponsored by RWT Holdings, Inc. and underwritten by Barclays Capital Inc. The arrangement contemplates:

•	an approximate size of a pool of mortgage loans that would underlie the securities, subject to permitted variances and various other conditions;

•	a transfer of the pool of mortgage loans from Redwood Residential Acquisition Corporation to either Sequoia Mortgage Funding Corporation or Sequoia Residential Funding, Inc.;

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•	the issuance of various classes of senior and subordinate securities and the assignment of expected ratings to certain of those classes, including one or more classes of triple-A rated securities;

•	the issuance of one or more subordinate classes of securities in a minimum principal amount relative to the aggregate principal amount of securities;

•	shifting interest provisions allocating mortgage loan payments among various classes of securities depending on various conditions;

•	an expected interest rate on certain classes of securities;

•	preliminary pricing expectations for the purchase price to be paid by the underwriter for the triple-A rated securities; and

•	a projected closing date.

Consummation of the transaction is subject to various conditions and approvals, including entering into a mutually acceptable underwriting agreement and due diligence. The arrangement also includes an allocation of certain expenses between the parties.

October 25, 2012

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